UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 8, 2017, Siri S. Marshall resigned as a director of Alphatec Holdings, Inc. (the “Company”) and its subsidiary, Alphatec Spine, Inc. As a result of Ms. Marshall’s resignation, the Audit Committee of the Board of Directors of the Company (the “Board”) is currently comprised of only two independent directors.

On March 3, 2017, the Company received a customary letter from the Nasdaq Stock Market (“Nasdaq”) noting that, as a result of Ms. Marshall’s resignation, the Company is no longer in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605, which requires that the Audit Committee of the Board be comprised of at least three directors who meet certain independence and other requirements. The letter also noted that the Company can rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4), which allows the Company until the earlier of the Company’s next annual meeting of stockholders or February 8, 2018 (or, if the Company’s next annual meeting of stockholders is held before August 7, 2017, until August 7, 2017) to regain compliance. The Company intends to appoint an additional independent director to the Audit Committee of the Board prior to the end of the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: March 9, 2017	/s/ Craig Hunsaker, Esq.
Craig Hunsaker, Esq.
Executive Vice President, People & Culture and General Counsel